UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2022

JAGUAR HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36714	46-2956775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Pine Street, Suite 400 San Francisco, California	94104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 371-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	JAGX	The Nasdaq Stock Market, LLC

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director

On June 30, 2022, Mr. Greg J. Divis notified the Board of Directors (the “Board”) of Jaguar Health, Inc. (the “Company”) of his intention to resign as a member of the Board, effective as of July 1, 2022. Mr. Divis is resigning to focus on other opportunities and his decision did not involve any disagreement with the Company, its management or the Board. Mr. Divis served as a director of the Company since 2018.

All restricted stock unit and stock option grants made by the Company to Mr. Divis during his tenure on the Board will continue in force and effect pursuant to their terms so long as Mr. Divis remains a member of the business strategy advisory committee, a newly established committee of the Company comprised of individuals who are neither employees nor directors of the Company and who have the relevant operational commercial and deal expertise in the pharmaceutical industry to prepare for optimized value recognition from the Company’s crofelemer asset on a global basis.

(d) Election of New Director

On July 1, 2022, the Board, by resolution as contemplated in the Company’s bylaws, appointed Dr. Anula Jayasuriya to fill the vacancy created by Mr. Divis’s resignation and serve as Class III director of the Company until (i) the 2024 Annual Meeting of Stockholders of the Company and her successor has been duly elected and qualified or (ii) her death, resignation or removal, whichever is earlier. The Board has not yet determined the Board committees on which Dr. Jayasuriya will serve, if any.

The Board determined that Dr. Jayasuriya qualifies as an independent director under Nasdaq Listing Rule 5605(a)(2) of the Nasdaq Listing Rules. There are no transactions in which Dr. Jayasuriya has an interest requiring disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

In 2013, Dr. Jayasuriya founded EXXclaim Capital and is currently serving as Founder and Managing Director. She has also served on the board of directors of Lineage Cell Therapeutics, Inc. (NYSE: LCTX) since May 2021. In 2006, she co-founded the Evolvence India Life Science Fund, managing the fund until July of 2017. From 2001 to 2002, Dr. Jayasuriya was a partner with Skyline Ventures in Palo Alto, and prior to that with the German/US venture capital firm TVM, in San Francisco. Her prior positions include VP, Business Development at Genomics Collaborative, Inc., from 1999 to 2000, VP, Global Drug Development at Hoffman-La Roche from 1994 to 1998 and Director, Outcomes Research at Syntex Laboratories. Dr. Jayasuriya received a B.A. from Harvard University summa cum laude, a M. Phil. in pharmacology from the University of Cambridge, an M.D. and Ph.D. (in Microbiology and Molecular Genetics) from Harvard Medical School and an M.B.A. with distinction from Harvard Business School.

Dr. Jayasuriya will participate in the standard compensation arrangements for the Company’s non-employee directors, including the receipt of (i) a cash retainer equal to $40,000, and (ii) 128,851 restricted stock units under the Company’s 2014 Stock Incentive Plan (the “Plan”), the grant of which is contingent upon the Company having sufficient authorized shares of common stock under the Plan. The restricted stock units will vest in full on the one-year anniversary of the date of board approval, subject to Dr. Jayasuriya’s continuous service through such vesting date.

Item 7.01.	Regulation FD Disclosure.

On July 5, 2022, the Company issued a press release with respect to the appointment of Dr. Jayasuriya to the Board, the resignation of Mr. Divis from the Board, and the establishment of the business development advisory committee, a copy of which is furnished as Exhibit 99.1 hereto.

The information in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, or incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated July 5, 2022.
104	Cover Page Interactive Data File (embedded with the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR HEALTH, INC.

	By:	/s/ Lisa A. Conte
		Name:	Lisa A. Conte
		Title:	Chief Executive Officer & President
Date: July 6, 2022